UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Cape Fear Bank Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cape Fear Bank Corporation mailed the following letter to its stockholders on August 7, 2008.

August 7, 2008

Dear Fellow Shareholders:

As we navigate through these challenging times, with the economy impacted by the continuing erosion in the housing and credit markets, we want to assure you that your board and management are committed to taking the steps necessary to protect your investment and maximize shareholder value. In addition to being entrusted with running your Company, our directors and executive officers are also owners of nearly nine percent of Cape Fear’s outstanding common stock. We share an interest with you in seeing the value of Cape Fear stock increase significantly over the long term.

While the environment remains challenging, we believe there are several areas of our performance that reflect positively on our ability to weather the storm and continue the Company’s long-term goal of building shareholder value:

•

Successful branch expansion completed-a total of eight offices. We believe our recently completed expanded branch system will attract new customers and provide greater convenience for those already banking with us.

•

Growth in non-maturity deposits. Through our expanded branch network, we are beginning to attract the non-maturity deposits needed to fund our loan portfolio at more reasonable rates which will strengthen our net interest margin.

•

Increased non-interest fee income. In the past year, we began an affiliation with Market Street Advisors for investment services, implemented an Overdraft Privilege product, and invested in the Beacon Title Agency to enhance non-interest revenue growth from more diverse sources.

•	Reduced exposure in construction lending. With management’s oversight of the loan portfolio, exposure to construction lending which peaked at year-end 2006 is down 8.8% at second quarter 2008.

It is unfortunate that at this critical time, a dissident group is disrupting the Company’s affairs by waging a costly proxy contest. In their effort to obtain your vote and gain control of your Company, they have attacked your board and management in their proxy material. We urge you to reject their takeover attempt and return your board’s WHITE proxy card today. Remember: Only your latest dated proxy counts.

We appreciate the time you have taken to read our proxy material and to speak with us on the phone. We are gratified at the expressions of support we have received from many of you. We will continue to work for the best interests of our Company, our shareholders, our customers, our employees and our community.

Thank you once again for your consideration and support.

On behalf of the board of directors,

Sincerely,

Cameron Coburn, Chairman

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE KOURY PARTICIPANTS. Even if you have previously signed a proxy card sent by the Koury Participants, you have the right to change your vote by using the enclosed WHITE proxy card to vote by signing, dating and returning the enclosed WHITE proxy card in the postage–paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Koury Participants or any person other than Cape Fear Bank Corporation.

If you have any questions, please contact Cameron Coburn, Chairman, President and Chief Executive Officer at (910) 509-3901, ccoburn@capefearbank.com, or Betty V. Norris, Senior Vice President and Chief Financial Officer at (910) 509-3914, bnorris@capefearbank.com.

If you need any assistance with voting your WHITE proxy, please contact our proxy solicitor:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

(203) 658-9400

Banks and Brokerage Firms, Please Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

Email: capefear@morrowco.com